Exhibit 4.4

ACTAVIS, INC.,

as Company,

ACTAVIS PLC,

as Existing Guarantor,

WARNER CHILCOTT LIMITED,

as New Guarantor,

and

Wells Fargo Bank, National Association,

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of April 16, 2015

to the Indenture dated as of August 24, 2009

5.000% Senior Notes due 2014

1.875% Senior Notes due 2017

6.125% Senior Notes due 2019

3.250% Senior Notes due 2022

4.625% Senior Notes due 2042

TABLE OF CONTENTS

		Page

ARTICLE 1
APPLICATION OF SUPPLEMENTAL INDENTURE

Section 1.01	Application of Fifth Supplemental Indenture	2

ARTICLE 2
DEFINITIONS

Section 2.01	Certain Terms Defined in the Indenture	2
Section 2.01	Definitions	2

ARTICLE 3
GUARANTEE

Section 3.01	Guarantee	2

ARTICLE 4
MISCELLANEOUS

Section 4.01	Conflict with Trust Indenture Act	3
Section 4.02	New York Law to Govern	3
Section 4.03	Counterparts	3
Section 4.04	Separability Clause	4
Section 4.05	Ratification	4
Section 4.06	Effectiveness	4
Section 4.07	Trustee’s Disclaimer	4

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FIFTH SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated as of April 16, 2015, among ACTAVIS, INC., formerly known as WATSON PHARMACEUTICALS, INC., a Nevada corporation (the “Company”), ACTAVIS PLC, a public limited company incorporated under the laws of Ireland (the “Existing Guarantor”), WARNER CHILCOTT LIMITED, a Bermuda exempted Company (the “New Guarantor” and, together with the Existing Guarantor, the “Guarantors”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of August 24, 2009 (the “Base Indenture” and, together with the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture (each as defined below) and this Fifth Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Indenture;

WHEREAS, the Company executed and delivered a First Supplemental Indenture, dated as of August 24, 2009 (the “First Supplemental Indenture”), pursuant to Section 201 of the Base Indenture to establish the form, and pursuant to Section 301 of the Base Indenture to provide for the issuance, of a series of its senior notes designated as its 5.000% Senior Notes due August 15, 2014 (the “2014 Notes”) and a series of its senior notes designated as its 6.125% Senior Notes due August 15, 2019 (the “2019 Notes”) in an initial aggregate principal amount of $450,000,000 in the case of the 2014 Notes and $400,000,000 in the case of the 2019 Notes;

WHEREAS, the Company executed and delivered a Second Supplemental Indenture, dated as of May 7, 2010 (the “Second Supplemental Indenture”), pursuant to Section 901(3) of the Base Indenture to amend Section 501 of the Base Indenture to provide for an additional event of default;

WHEREAS, the Company executed and delivered a Third Supplemental Indenture, dated as of October 2, 2012 (the “Third Supplemental Indenture”), pursuant to Section 201 of the Base Indenture to establish the form, and pursuant to Section 301 of the Base Indenture to provide for the issuance, of a series of its senior notes designated as its 1.875% Senior Notes due 2017 (the “2017 Notes”), a series of its senior notes designated as its 3.250% Senior Notes due 2022 (the “2022 Notes”) and a series of its senior notes designated as its 4.625% Senior Notes due 2042 (the “2042 Notes” and, together with the 2014 Notes, the 2019 Notes, the 2017 Notes and the 2022 Notes, the “Notes” and each of the 2042 Notes, 2022 Notes, 2017 Notes, 2019 Notes and 2014 Notes, a series of Securities under the Indenture), in an initial aggregate principal amount of $1,200,000,000 in the case of the 2017 Notes, $1,700,000,000 in the case of the 2022 Notes and $1,000,000,000 in the case of the 2042 Notes;

WHEREAS, the Company and the Existing Guarantor executed and delivered a Fourth Supplemental Indenture, dated as of August 24, 2009 (the “Fourth Supplemental Indenture”), pursuant to Section 901(10) of the Base Indenture to add a covenant of the Existing Guarantor to fully and unconditionally guarantee all of the obligations of the Company under the Notes and the Indenture;

WHEREAS, Section 901(10) of the Base Indenture provides, among other things, that the Company and the Trustee may enter into one or more indentures supplemental to the Base Indenture, without the consent of any Holders of Securities of any series, to make any modifications or add other provisions; provided that such action shall not adversely affect the interests of Holders of Securities of any series;

WHEREAS, the New Guarantor desires to add a covenant to fully and unconditionally guarantee all of the obligations of the Company under the Notes and the Indenture on the terms set forth herein;

WHEREAS, the amendments contained herein do not adversely affect the interests of Holders of any Securities;

WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Sections 102 and 903 of the Base Indenture to the effect that the execution and delivery of the Fifth Supplemental Indenture is authorized or permitted under the Base Indenture and that all conditions precedent provided for in the Base Indenture to the execution and delivery of this Fifth Supplemental Indenture have been complied with;

WHEREAS, the Company has requested that the Trustee execute and deliver this Fifth Supplemental Indenture; and

WHEREAS, all things necessary have been done by the Company, the Existing Guarantor and the New Guarantor to make this Fifth Supplemental Indenture, when executed and delivered by the Company, the Existing Guarantor, the New Guarantor and the Trustee, a valid and legally binding instrument.

NOW, THEREFORE:

In consideration of the premises stated herein, the Company, the Existing Guarantor, the New Guarantor and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of each series of Notes as follows:

ARTICLE 1

APPLICATION OF SUPPLEMENTAL INDENTURE

Section 1.01 Application of Fifth Supplemental Indenture. Notwithstanding any other provision of this Fifth Supplemental Indenture, all provisions of this Fifth Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other series of Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes. Unless otherwise expressly specified, references in this Fifth Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Fifth Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document.

ARTICLE 2

DEFINITIONS

Section 2.01 Certain Terms Defined in the Indenture. For purposes of this Fifth Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture, as amended to date and further amended hereby.

Section 2.01 Definitions.

For the benefit of the Holders of each series of the Notes, Section 101 of the Base Indenture shall be amended by amending and restating the following definitions to read as follows:

“Guarantor” means each of Actavis plc and Warner Chilcott Limited and thereafter any Person that executes a Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of this Indenture.

ARTICLE 3

GUARANTEE

Section 3.01 Guarantee. The New Guarantor hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 3 of the Fourth Supplemental Indenture.

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ARTICLE 4

MISCELLANEOUS

Section 4.01 Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act which is required under such Act or deemed to be a part of and govern this Fifth Supplemental Indenture, such required or deemed provision shall control. If any provision of this Fifth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Fifth Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 4.02 Notice to Guarantors. Any request, demand, authorization, direction, notice, consent waiver or Act of Holders or other document provided or permitted by this Fifth Supplemental Indenture to be made upon, given or furnished to, or filed with:

(a) the Trustee by any Holder or by the Guarantors shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee at its Corporate Trust Office, Attention: Corporate Trust Division;

(b) the Existing Guarantor or the New Guarantor by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise expressly provided) if in writing and mailed, first-class postage pre-paid, to such Guarantor addressed to it at the following respective addresses:

Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Attention: Chief Legal Officer—Global

Warner Chilcott Limited

c/o Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Attention: Chief Legal Officer—Global

Section 4.03 New York Law to Govern. This Fifth Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute). The Trustee, the Company, the Existing Guarantor and the New Guarantor agree to submit to the non-exclusive jurisdiction of any United States federal or state court located in the borough of Manhattan, in the city of New York (the “Specified Courts”) in any action or proceeding arising out of or relating to this Fifth Supplemental Indenture or the Notes (“Related Proceedings”). Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. Each of the Existing Guarantor and the New Guarantor irrevocably appoints CT Corporation System as its agent to receive service of process or other legal summons for purposes of any Related Proceeding that may be instituted in any Specified Court. This Fifth Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

The Trustee, the Company, the Existing Guarantor and the New Guarantor hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Fifth Supplemental Indenture or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Trustee, the Company, the Existing Guarantor or the New Guarantor relating thereto. The Company, the Existing Guarantor and the New Guarantor acknowledge and agree that they have received full and sufficient consideration for this provision and that this provision is a material inducement for the Trustee entering into this Fifth Supplemental Indenture.

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Section 4.04 Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.05 Separability Clause. In case any provision in this Fifth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.06 Ratification. The Base Indenture, as supplemented and amended by this Fifth Supplemental Indenture, is in all respects ratified and confirmed. The Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Fifth Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.

Section 4.07 Effectiveness. The provisions of this Fifth Supplemental Indenture shall become effective as of the date hereof.

Section 4.08 Trustee’s Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Fifth Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Fifth Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the date first above written.

ACTAVIS, INC., as Issuer

By:	/s/ Sheldon Hirt
Name: Sheldon Hirt
Title: SVP, Legal Affairs, Assistant General Counsel and Assistant Secretary

ACTAVIS PLC, as Existing Guarantor

By:	/s/ A. Robert D. Bailey
Name: A. Robert D. Bailey
Title: Chief Legal Officer and Corporate Secretary

WARNER CHILCOTT LIMITED, as New Guarantor

By:	/s/ A. Robert D. Bailey
Name: A. Robert D. Bailey
Title: Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael Tu
Name: Michael Tu
Title: Assistant Vice President